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                                                                  EXHIBIT 10.32

May 13, 1999

Janine Bousquette
420 East 54th Street
Apt. 33G
New York, NY 10022
Home phone: (212) 752-5780
Office phone: (914) 253-3536

Dear Janine:

I am pleased to extend to you an offer of employment with eToys Inc. (the "Company") as a Senior Vice President of Marketing. You will report to the Company's Chief Executive Officer. You will be encouraged to participate in meetings of the Company's Board of Directors (the "Board") at the discretion of the Company's Chief Executive Officer. Your employment will be under the following terms:

   -- Your bi-weekly salary will be $5,769.23 and it will be paid in accordance with the Company's normal payroll procedures.

   -- In addition, you will receive a signing bonus of $75,000 which will be paid to you upon your request. You will vest with respect to any paid signing bonus in 12 equal monthly installments for each of the 12 months during which you continue to be employed by the Company following the commencement of your employment. If the Company terminates your employment with cause (see definition of "cause" below) prior to the end of this 12 month period, or if you end your employment with the Company, you will be obligated to refund to the Company the unvested portion of any paid signing bonus. If the Company terminates your employment without cause within the first
      12 months of your employment, you will receive a severance payment of $100,000. Your cash compensation will be reviewed annually by the Board of Directors.

   -- Your start date will be May 17th, 1999.

   -- You will be an exempt employee.

      -- We will recommend to the Board of Directors of the Company that, at the earliest Board meeting, you be granted an incentive stock option to purchase 160,000 shares of Common Stock of the Company with an exercise price of the fair market value of the Common
      Stock of the Company on the date of grant of the option. The option will be an incentive stock option to the maximum extent permitted by applicable tax law and will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Plan, as described in that Plan and the applicable stock option agreement (including customary transfer and "lock-up" restrictions). The

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      option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your employment terminates before you vest in the shares. You will vest in 1/4th of the option shares after twelve months of employment, and the balance will vest in monthly installments of 1/48th of the option shares over the next 36 months of employment, as described in the applicable stock option agreement. If you are terminated by the Company without Cause within the first 6 months of employment, you will vest a number of shares equivalent to 1/8th of the option shares. If you are terminated by the Company without Cause within the first 7-12 months of employment, you will vest a number of shares equivalent to 1/48th of the option shares for each month of employment. If there is a change of control of the Company during the eighteen month period immediately following the date of the commencement of your employment with the Company, you will vest in an additional number of unvested option shares equal to the number in which you would have vested if your employment had continued through the expiration of such eighteen month period.

      "Cause" means (a) willful and repeated failure to comply with the lawful directions of the Board, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company or (d) conviction of a crime that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board.

   -- The Company will pay for all of your out-of-pocket expenses associated with your move to the greater Los Angeles area.

   -- You will be eligible to receive certain employee medical and dental benefits beginning on your start date.

   -- You will begin to accrue up to ten (10) vacation days per year in accordance with Company policies and procedures.

   -- You will be eligible for up to five (5) sick days per year effective on your start date.

   -- You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

   -- For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Monica, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

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This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you.

                                   Sincerely,

                                   eToys, Inc.

                                   /s/ Edward Lenk
                                   --------------------------------------
                                   Edward Lenk
                                   Chief Executive Officer

I hereby accept employment with eToys Inc. on the terms set forth in this offer letter. I acknowledge that this letter, along with the agreement relating to proprietary rights between myself and the Company, set forth the terms of my employment with the eToys Inc. and supersede any prior representations or agreements, whether written or oral. I acknowledge that no promises, representations or commitments have been made to me concerning my employment with eToys Inc. other than those set forth in this offer letter.

ACCEPTED AND AGREED TO THIS 13TH DAY OF MAY 1999:


    /s/ Janine Bousquette
--------------------------------
      Janine Bousquette


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